EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Peter Rice	Vaughn Harring
(781) 280-6550	(781) 280-6855
peter.rice@mro.com	vaughn.harring@mro.com

MRO SOFTWARE REPORTS THIRD QUARTER RESULTS

Record Quarterly Revenues and Strong Software Sales Drive Continued Earnings Growth

BEDFORD, Mass., July 20, 2006 - MRO Software, Inc. (Nasdaq: MROI), the leading provider of asset and service management solutions, today announced results for the Company’s third quarter of fiscal 2006 ended June 30, 2006.

Total revenues for the third quarter were $60.3 million compared with $53.2 million for the third quarter last year, an increase of 13 percent. The Company reported net income for the third quarter of $7.5 million or $0.27 per diluted share, compared with net income of $4.1 million or $0.16 per diluted share for the same quarter of last year, a net income increase of 83 percent.

Revenues from software license sales for the third quarter were $21.5 million, compared with $19.2 million for the same quarter last year, an increase of 12 percent. Support and services revenues were $38.8 million for the third quarter, compared with $34.0 million for the same quarter last year, an increase of 14 percent.

During the third quarter, the Company sold 221 software licenses. Customers across a range of industries and geographies purchased MRO Software products during the quarter, including: City of Austin, City of Corpus Christi, Cummins Inc., Detroit Newspapers, GAF Materials Corp., Honeywell Middle East, Johns Hopkins Hospital, Lee County Port Authority, McCarren International Airport, Naval Facilities Engineering, Orange County Public Works, Pennsylvania State University, Provident Energy Ltd, Sacramento Regional Wastewater, Sarasota County Government, Toshiba Corp., Tubelines, University of Kansas Medical Center, U.S. Army, and the U. S Air Force.

The balance sheet as of June 30, 2006 contained $161.0 million in cash and marketable securities and no long-term debt. This compares with $133.2 million in cash and marketable securities as of September 30, 2005, an increase of $27.8 million for the first three quarters of the fiscal year. As of June 30, 2006, deferred revenue was $37.5 million, and days sales outstanding (DSO) was 72 days.

“Our third fiscal quarter financial results continued our recent trend of record quarterly revenues and improved productivity throughout all our operations,” said Chip Drapeau, president and CEO, MRO Software. “MXES’s unique architecture, deep vertical function and IT Service Management applications continue to differentiate us against other competitive offerings.”

“The results of our initiatives to improve productivity and drive increases in operating margins are now evident,” said Peter Rice, executive vice president and CFO, MRO Software. “This strategy has produced improvements in our key financial metrics, and further strengthened the Company’s financial foundation.”

For fiscal year 2006, the Company now expects total revenue will grow in the range of 10 to 15 percent over fiscal 2005, with growth in software revenues expected to remain in the range of 10 to 20 percent over fiscal 2005. The Company expects fiscal 2006 earnings to be at the high end of its $0.85 to $0.90 range, on a diluted per share basis.

For fiscal year 2007, the Company expects total revenue growth to be in the range of 5 to 10 percent above fiscal 2006 results. Software revenues are expected to grow in the range of 10 to 20 percent. As a result, the Company expects earnings to grow in the range of 15 to 25 percent per diluted share over fiscal 2006 results.

The Company will conduct a conference call to discuss the quarter’s results on Thursday, July 20, 2006 at 4:30 p.m. EDT.

To participate in this call within the U.S. and Canada, dial (800) 932-9896, international callers should dial (706) 634-5804; all participants should use conference ID 2564074. A digital recording of the call will be available beginning two hours after the call and will be available through January 26, 2006. To access the replay within the U.S. and Canada, dial (800) 642-1687, international callers should dial (706) 645-9291; all participants should use conference the same ID: 2464074.

A webcast of the call is available at: www.mro.com/investor. A transcript of the call will be promptly archived on the Investor Relations portion of the Company’s website, and may be found at: www.mro.com/investor.

About MRO Software, Inc.
MRO Software is the leading provider of asset and service management solutions. The Company’s integrated suite of applications optimizes performance, improves productivity and service levels and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

The Company’s asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software’s solutions, customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management and provisioning across the asset base.

MRO Software (Nasdaq: MROI) is a global company based in Bedford, Mass., with approximately 900 employees and more than 300,000 end-users. The Company markets its products through a direct sales organization in combination with a network of international distributors. MRO Software has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO Software can be found at http://www.mro.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, among other things: continued stagnation in the market for our traditional products; increased competitive pressures; slower than anticipated penetration into the markets addressed by our new products; the Company’s reliance on, and unanticipated delays or obstacles to, larger software license transactions; and those factors discussed in the Section entitled “Risk Factors” in Item 2 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

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Maximo® is a registered trademark, and MRO SoftwareTM and MXESTM are trademarks, of MRO Software, Inc.

MRO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
(in thousands, except per share data)
Revenues:
Software	$21,513	19,233	$51,990	$44,231
Support and services	38,835	33,997	114,702	99,534
Total revenues	60,348	53,230	166,692	143,765

Cost of revenues:
Software	1,352	2,608	4,652	5,087
Support and services	17,983	16,441	51,530	48,376
Total cost of revenues	19,335	19,049	56,182	53,463

Gross profit	41,013	34,181	110,510	90,302

Operating expenses:
Sales and marketing	16,637	15,861	45,969	44,443
Product development	8,089	8,183	23,331	21,921
General and administrative	5,556	4,486	15,167	13,606
Total operating expenses	30,282	28,530	84,467	79,970

Income from operations	10,731	5,651	26,043	10,332

Interest income, net	1,468	693	3,861	1,811
Other (expense)/income, net	(48)	7	16	78

Income before income taxes	12,151	6,351	29,920	12,221

Provision for income taxes	4,679	2,289	11,298	4,377

Net income	$7,472	$4,062	$18,622	$7,844

Net income per share, basic	$0.29	$0.16	$0.72	$0.31
Net income per share, diluted	$0.27	$0.16	$0.69	$0.31

Shares used to calculate net income per share
Basic	26,061	25,327	25,797	25,206
Diluted	27,393	25,936	26,880	25,687

MRO SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2006	September 30, 2005
ASSETS
(in thousands)

Cash and cash equivalents	$120,802	$120,301
Marketable securities	33,283	5,130
Accounts receivable, net	48,274	40,362
Other current assets	9,045	6,678
TOTAL CURRENT ASSETS	211,404	172,471

Marketable securities	6,902	7,743
Property and equipment, net	6,868	7,210
Intangible assets, net	48,181	49,455
Other assets	8,405	9,491
TOTAL ASSETS	$281,760	$246,370

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$30,113	$30,116
Deferred revenue	37,165	31,718
TOTAL CURRENT LIABILITIES	67,278	61,834

Other long term liabilities	2,275	2,830
TOTAL LIABILITIES	69,553	64,664

STOCKHOLDERS' EQUITY	212,207	181,706

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY	$281,760	$246,370

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